WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 5


                         Supplement Dated April 30, 1998
                        To Prospectus Dated June 23, 1997


         This Supplement is part of, and should be read in conjunction with, the Prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 5 ("Series 5") dated June 23, 1997 (the "Prospectus"), the Supplement to Prospectus dated January 21, 1998 and the Supplement to Prospectus dated March 31, 1998. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

STATUS OF THE SERIES 5 OFFERING

         As of the date hereof, Series 5 has received subscriptions in the amount of $16,919,405 (16,974 Units), of which $541,150 currently is represented by Promissory Notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Series 5 has acquired a Local Limited Partnership Interest in United Development Corp., L.P. - 97.1, a Tennessee limited partnership ("UNITED 97.1"); and United Development Corp., L.P. - 97.2, a Tennessee limited partnership ("UNITED 97.2"). Each of the Local Limited Partnerships own a single-family housing development in Memphis, Tennessee (together the "Properties").

         The following tables contain information concerning the homes and the Local Limited Partnerships identified herein:



                                                                                                           LOCAL
                                        ACTUAL OR                                                          LIMITED
                                        ESTIMATED     ESTIMATED                             PERMANENT      PARTNER-
            PROJECT                     CONSTRUC-     DEVELOP-                              MORTGAGE       SHIP'S        YEAR
LOCAL       NAME AND                    TION          MENT COST    NUMBER OF    BASIC       LOAN           ANTICIPATED   CREDITS
LIMITED     NUMBER         LOCATION     COMPLETION    (INCLUDING   APARTMENT    MONTHLY     PRINCIPAL      TAX CREDITS   TO BE FIRST
PARTNERSHIP OF BUILDINGS   OF PROPERTY  DATE          LAND COST)   UNITS        RENTS       AMOUNT         (1)           AVAILABLE

UNITED      Forty Homes    Memphis      December      $2,759,571   40      3BR  $450-504    $1,065,834     $2,693,230    1998
97.1        for the        (Shelby      1998                       Homes                    STB (3)
            Greater        County),
            Lemoyne        Tennessee
            Garden's
            Community

            40 homes
            (2)


UNITED      Mallory        Memphis      May 1998      $1,140,543   20      2BR  $396-444    $380,392       $1,061,547    1998
97.2        Heights        (Shelby                                 Homes                    STB (3)
            Homes          County),
                           Tennessee
            20 homes
            (4)

(1) Low Income Housing Credits are available over a 10-year period. For the year in which the credit first becomes available, Series 5 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 5 was a limited partner of the Local Limited Partnership, and during which the Properties were completed and in service. See the discussion under "The Low Income Housing Credit" in the Prospectus.

(2)      Property designed for senior citizens and families.


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

(3) South Trust Bank. ("STB") will provide the mortgage loan for a term of 15 years at an annual interest rate of 9.5%. Principal and interest will be payable monthly, based on a 30-year amortization schedule. Outstanding principal will be due upon maturity.

(4)      Property designed for senior citizens.


     Memphis (UNITED 97.1 and UNITED 97.2): Memphis (population 610,000) is in Shelby County, at the southwest corner of Tennessee, at the intersection of Interstate Highways 40, 55, and 240. The major employers for Memphis residents are Federal Express Corporation, the U.S. Government, and the Memphis City Board of Education



                                  LOCAL                                                                   ESTIMATED
                                  GENERAL                        SHARING RATIOS:                          ACQUISITION
LOCAL   LOCAL                      PARTNER(S)    SHARING RATIOS: ALLOCATIONS (4) AND                      FEES PAYABLE
LIMITED GENERAL       PROPERTY     DEVELOPMENT   CASH            SALE OR REFINANCING  SERIES 5's CAPITAL  TO FUND
PARTNER PARTNERS      MANAGER (1)  FEE (2)       FLOW (3)        PROCEEDS (5)         CONTRIBUTION (6)    MANAGER


UNITED  Harold E.     Buehler      $142,000      WNC:   Greater  99.98/.01/.01        $1,844,678          $171,000
97.1    Buehler,      Enterprises,               of              20/80
        Sr. and Jo    Inc. (8)                   15% or $5,000
        Ellen                                    LGP: 70%
        Schaffer                                 The balance:
        Buehler (7)                              20/80


UNITED  Harold E.     Buehler      $60,000       WNC:   Greater  99.98/.01/.01        $743,008            $69,000
97.2    Buehler,      Enterprises,               of              20/80
        Sr.,  and     Inc. (8)                   15% or $5,000
        Jo  Ellen                                LGP: 70%
        Schaffer                                 The balance:
        Buehler (7)                              20/80



(1) The maximum annual management fee payable to the property manager generally is determined pursuant to lender regulations. Each Local General Partner is authorized to employ either itself or one of its Affiliates, or a third party, as property manager for leasing and management of the Properties so long as the fee therefore does not exceed the amount authorized and approved by the lender for the Properties.

(2) Each Local Limited Partnership will pay its Local General Partner(s) or an Affiliate of its Local General Partner(s) a development fee in the amount set forth, for services incident to the development and construction of the Properties, which services include: negotiating the financing commitments for the Properties; securing necessary approvals and permits for the development and construction of the Properties; and obtaining allocations of Low Income Housing Credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 5.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 5 ("WNC") and the Local General Partner(s) ("LGP") of the Local Limited Partnership for each year of operations. Generally, to the extent that the specific dollar amounts which are to be paid to WNC are not paid annually, they will accrue and be paid from sale or refinancing proceeds as an obligation of the Local Limited Partnership.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and Low Income Housing Credits of (i) Series 5,
(ii) WNC Housing, L.P., an Affiliate of the Sponsor which is the special limited partner, and (iii) the Local General Partner(s).

(5) Reflects the percentage interests of (i) Series 5 and (ii) the Local General Partner(s), in any net cash proceeds from sale or refinancing of the Properties, after payment of the mortgage loan and other Local Limited Partnership obligations (see, e.g., note 3), and the following, in the order set forth: the capital contributions of Series 5; and the capital contribution of the Local General Partner(s).

(6)  Series  5  will  make  its  capital  contributions  to  the  Local  Limited
Partnership  in  stages,  with each  contribution  due when  certain  conditions

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

regarding construction or operations of the Properties have been fulfilled. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the Prospectus.

(7) Construction completion and operating deficit guarantees will be provided by Harold E. Buehler, Sr. and Jo Ellen Schaffer Buehler. Mr. and Mrs. Buehler (both age 49) have represented to Series 5 that, as of March 15, 1998, they had a net worth in excess of $9,000,000.

(8) Buehler Enterprises, Inc. is a Tennessee corporation which was formed in 1984 by Harold E. Buehler, Sr. Buehler Enterprises, Inc. currently manages approximately 200 units consisting primarily of single family homes and duplexes in Memphis.


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